UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2019

Mustang Bio, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38191 (Commission File Number)	47-3828760 (IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor

New York, New York 10014

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On April 30, 2019, Mustang Bio, Inc. (“Mustang” or the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cantor Fitzgerald & Co., as representative of the several underwriters named therein (each, an “Underwriter” and collectively with Cantor Fitzgerald & Co., the “Underwriters”). Pursuant to the Underwriting Agreement, the Company agreed to sell to the Underwriters, in a firm commitment underwritten public offering, 6,875,000 shares (the “Firm Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), at a price to the public of $4.00 per share, less underwriting discounts and commissions. In addition, pursuant to the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 1,031,250 shares of Common Stock (the “Additional Shares,” together with the Firm Shares, the “Shares”). The transactions contemplated by the Underwriting Agreement are expected to close on May 2, 2019, subject to the satisfaction of customary closing conditions. A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated by reference herein.

Cantor Fitzgerald & Co. is acting as lead book-running manager for the offering. Oppenheimer & Co. Inc. is acting as book-running manager and H.C. Wainwright & Co. and Roth Capital Partners and H.C. Wainwright & Co. are acting as co-managers for the offering.

The gross proceeds to the Company are expected to be approximately $27.5 million, assuming no exercise of the option to purchase Additional Shares and excluding underwriting discounts and commissions and other offering-related expenses.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions.

The offering is being made pursuant to the Company’s effective “shelf” registration statement on Form S-3 (File No. 333-226175) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on July 13, 2018, amended on July 20, 2018, and declared effective by the SEC on July 27, 2018, as supplemented by a preliminary prospectus supplement filed with the SEC on April 29, 2019 and a final prospectus supplement expected to be filed with the SEC on May 1, 2019, pursuant to Rule 424(b) under the Securities Act.

Alston & Bird LLP, counsel to the Company, delivered an opinion as to the validity of the Shares, a copy of which is attached hereto as Exhibit 5.1 and is incorporated by reference herein.

This Current Report on Form 8-K is being filed to incorporate the Underwriting Agreement and opinion by reference into such Registration Statement. The foregoing summary description of the offering and the documentation related thereto, including without limitation, the Underwriting Agreement, does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

The Underwriting Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, and this subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01.	Other Events.

On April 30, 2019, the Company entered into an underwriting agreement with the Underwriters. Pursuant to the Underwriting Agreement, the Company agreed to sell to the Underwriters, and the Underwriters agreed to purchase for resale to the public, 6,875,000 shares of the Company’s Common Stock, along with an option to purchase, exercisable for 30 days, up to an additional 1,031,250 shares. This Current Report on Form 8-K is being filed in part to incorporate the Expense Table set forth below and the opinion by reference into such Registration Statement.

Securities and Exchange Commission Registration Fee	$	*
Legal Fees and Expenses		$150,000
Accountants’ Fees and Expenses		$50,000
Transfer Agent’s Fees and Expenses		$5,000
Miscellaneous Expenses		$15,000
Total		$220,000

*Previously paid

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit Number	Description
1.1	Underwriting Agreement, dated April 30, 2019 by and between Mustang Bio, Inc. and Cantor Fitzgerald & Co., as representative of the several underwriters named therein.

5.1	Opinion of Alston & Bird LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSTANG BIO, INC.
(Registrant)

Date: April 30, 2019

	By:	/s/ Manuel Litchman, M.D.
	Name:	Manuel Litchman, M.D.
	Title:	President and Chief Executive Officer